Exhibit 99.1

IMMEDIATE RELEASE

June 5, 2012

UNITED NATURAL FOODS, INC. ANNOUNCES

THIRD QUARTER FISCAL 2012 RESULTS

Q3 NET INCOME INCREASES 24.3% YEAR-OVER-YEAR TO $29.0 MILLION

Highlights

•                  Fiscal 2012 third quarter net sales increased 15.3% over the prior year third quarter to $1.39 billion

•                  Diluted EPS of $0.59 for the third quarter of fiscal 2012, a 22.9% increase compared with the prior year third quarter diluted EPS of $0.48

•                  Operating margin of 3.5% for the third quarter of fiscal 2012, an increase of 27 basis points compared with the prior year third quarter

Providence, Rhode Island — June 5, 2012 — United Natural Foods, Inc. (Nasdaq: UNFI) today reported net sales for the third quarter of fiscal 2012 ended April 28, 2012 of $1.39 billion, a $184.0 million, or 15.3%, increase compared with net sales of $1.20 billion recorded in the third quarter of fiscal 2011.

“Continued demand for UNFI’s products and services drove our 15.3% net sales growth during the fiscal third quarter,” said Steven Spinner, UNFI’s President and Chief Executive Officer. “Our results demonstrate UNFI’s continued commitment to growing at a rate that exceeds the industry while delivering exemplary customer service to the organic and specialty foods retailer.”

Gross margin was 17.6% for the third quarter of fiscal 2012, representing a 53 basis point decline from gross margin of 18.2% for the prior year comparable period.  Gross margin for the third quarter of fiscal 2012 was impacted primarily by the continued shift in customer mix to the conventional supermarket channel.

Total operating expenses as a percentage of net sales were 14.1% for the third quarter of fiscal 2012, a decrease of 81 basis points compared with the third quarter of fiscal 2011.  This improvement was driven by UNFI’s ongoing initiatives to enhance productivity throughout the organization and reduce operating expenses as a percentage of net sales.  Total operating expenses increased by $16.3 million, or 9.0%, to $195.9 million compared with the third quarter of fiscal 2011, which had operating expenses of $179.6 million.

Operating income as a percentage of net sales increased 27 basis points to 3.5% for the third quarter of fiscal 2012 compared with the third quarter of fiscal 2011.  Net income for the third quarter of fiscal 2012 increased by $5.7 million, or 24.3%, to $29.0 million or $0.59 per diluted share, from $23.4 million, or $0.48 per diluted share, for the third quarter of fiscal 2011.

“Our associates’ continued efforts towards productivity improvements combined with our strong sales volume contributed to our operating margin expansion in the quarter,” added Mr. Spinner. “We believe our year to date results have left us in a solid position to achieve our operating result targets for fiscal 2012, which supports our revised fiscal 2012 guidance.”

Fiscal 2012 Year to Date Summary

Net sales for the nine months ended April 28, 2012 totaled $3.89 billion, a 15.5% increase over the comparable prior fiscal year period.  Gross margin was 49 basis points less than the comparable prior year period, at 17.6% of net sales for the nine months ended April 28, 2012.

At 14.7% of net sales, total operating expenses for the nine months ended April 28, 2012 were 39 basis points lower than the comparable prior year period.  Operating expenses for the nine months ended April 28, 2012 include approximately $6.9 million of expenses related to the previously announced restructuring and divestiture of the Company’s conventional non-foods and general merchandise lines of business and onboarding expenses related to the Company’s newest national customer.  Excluding these expenses, operating expenses as a percentage of net sales were 14.5% for the nine months ended April 28, 2012, a decrease of 57 basis points compared with the first nine months of fiscal 2011.

Operating income as a percentage of net sales was 2.9% for the nine months ended April 28, 2012, compared to 3.0% for the same period in fiscal 2011.  Excluding the approximately $6.9 million of restructuring and onboarding expenses noted above, operating income as a percentage of net sales was 3.1% for the first nine months of fiscal 2012, an increase of 8 basis points compared with the same period in fiscal 2011.

Diluted earnings per share for the nine months ended April 28, 2012 was $1.35, an 8.0% increase from diluted earnings per share during the first nine months of fiscal 2011.  Excluding the restructuring and onboarding expenses noted above, diluted earnings per share was $1.44 for the nine months ended April 28, 2012, a 15.2% increase over the nine months ended April 30, 2011.  In addition, diluted earnings per share was affected by an increase in the weighted average diluted common shares outstanding to 49.0 million for the nine months ended April 28, 2012, from 47.5 million for the same period in fiscal 2011, resulting from the Company’s public offering of 4,427,500 shares of its common stock completed late in the first quarter of fiscal 2011.

The following table details the amounts and effect of the restructuring and onboarding expenses described above and the reconciliation of net income and diluted earnings per share, in each case excluding the restructuring and onboarding expenses (non-GAAP basis), to net income, including the restructuring and onboarding expenses (GAAP basis) for the nine months ended April 28, 2012:

Nine Months Ended April 28, 2012 (in thousands, except per share data)	Pretax Income	Net of Tax	Per diluted share

Income, excluding special items:	$116,161	$70,393	$1.44

Special items:
Restructuring expenses related to divestiture	(5,255)	(3,185)	(0.07)
Onboarding expenses related to national customer	(1,664)	(1,008)	(0.02)

Income, including special items:	$109,242	$66,200	$1.35

All non-GAAP numbers have been adjusted to exclude the restructuring and onboarding expenses.  A description of the Company’s use of non-GAAP information is provided under “non-GAAP Financial Measures” below.

Updated Fiscal 2012 Guidance

Based on UNFI’s fiscal 2012 performance to date and the current outlook for the remainder of the 2012 fiscal year, the Company is raising its net sales guidance for fiscal year 2012, ending July 28, 2012, to a range of $5.18 billion to $5.22 billion, which represents a 14.3% to 15.3% increase in total net sales over fiscal 2011.  On

March 6, 2012, the Company previously provided fiscal 2012 net sales guidance of a range of $5.11 billion to $5.17 billion, an increase of approximately 12.8% to 14.1% over fiscal 2011, respectively.

The Company is narrowing and raising its GAAP diluted earnings per share guidance for fiscal 2012 to a range of approximately $1.84 to $1.88.  This reflects the impact of sales trends and anticipated leverage in operating efficiencies.  UNFI previously provided, on March 6, 2012, GAAP earnings guidance of $1.79 to $1.86 per diluted share.  The Company expects to incur approximately $6.8 million to $7.0 million in operating expenses associated with its previously announced divestiture of conventional non-foods and general merchandise lines of business and the start-up expenses associated with the on-boarding of a new national customer during fiscal 2012. Excluding the impact of these expenses, UNFI expects diluted earnings per share for fiscal 2012 in the range of approximately $1.92 to $1.96, which represents an increase of approximately 14.3% to 16.7% over fiscal 2011 diluted earnings per share of $1.68 excluding expenses in that period associated with its divestiture of conventional non-foods and general merchandise lines of business.

In addition, the Company is lowering its guidance on fiscal 2012 capital expenditures to a range of $35 to $40 million.  The Company had previously provided capital expenditure guidance of $47 to $52 million on September 8, 2011.

The following table details the amounts and effect of the expected restructuring and onboarding expenses and the reconciliation of net income and diluted earnings per share guidance, excluding the expected restructuring and onboarding expenses (non-GAAP basis), to net income guidance, including the expected restructuring and onboarding expenses (GAAP basis) for the fiscal year ending July 28, 2012.  All per diluted share amounts in the following table reflect an estimated number of approximately 49.2 million weighted average diluted shares outstanding.

	Low Range				High range
Year Ended July 28, 2012 (in thousands, except per share data)	Pretax Income	Net of Tax	Per diluted share		Pretax Income	Net of Tax	Per diluted share

Income, excluding special items:	$155,003	$94,552	$1.92		$159,686	$96,610	$1.96

Special items:
Restructuring expenses related to divestiture and onboarding expenses related to national customer (included in total operating expenses)	(7,000)	(4,270)	(0.09)		(6,800)	(4,114)	(0.08)

Income, including special items:	$148,003	$90,282	$1.84	*	$152,886	$92,496	$1.88

*Total reflects rounding

Conference Call & Webcast

The Company’s third quarter fiscal 2012 conference call and audio webcast will be held at 10:00 a.m. EDT on June 5, 2012.  The audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at www.earnings.com or at the Investors section of the Company’s website at www.unfi.com.  The online archive of the webcast will be available on the Company’s website for 30 days.

About United Natural Foods

United Natural Foods, Inc. (http://www.unfi.com) carries and distributes more than 60,000 products to more than 23,000 customer locations throughout the United States and Canada. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Fortune in 2006 – 2010 and 2012 as one of its “Most Admired Companies,” winner of the Supermarket News 2008 Sustainability Excellence Award, and recognized by the Nutrition Business Journal for its 2009 Environment and Sustainability Award.

For more information on United Natural Foods, Inc., visit the Company’s website at www.unfi.com.

AT THE COMPANY:	FINANCIAL RELATIONS BOARD
Mark Shamber	Joseph Calabrese
Chief Financial Officer	General Information
(401) 528-8634	(212) 827-3772

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company’s filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K filed with the Securities and Exchange Commission on September 28, 2011 and other filings the Company makes with the SEC, and include, but are not limited to, the Company’s dependence on principal customers; the Company’s sensitivity to general economic conditions, including the current economic environment; changes in disposable income levels and consumer spending trends; the Company’s ability to reduce its expenses in amounts sufficient to offset its increased focus on sales to conventional supermarkets and the resulting lower gross margins on these sales; the Company’s ability to timely and successfully deploy its new warehouse management system throughout its distribution centers; increased fuel costs; the Company’s sensitivity to inflationary and deflationary pressures; the relatively low margins and economic sensitivity of the Company’s business; the ability to identify and successfully complete acquisitions of other natural, organic and specialty food and related product distributors; and management’s allocation of capital and the timing of capital expenditures. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

Non-GAAP Financial Measures:  To supplement its financial statements presented on a generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release non-GAAP financial measures (including operating expenses, operating income, net income and diluted earnings per share) which, in each case exclude expenses associated with the restructuring and divestiture of the Company’s general merchandise and conventional non-foods lines of business and the start-up costs associated with the onboarding of the Company’s newest national customer.  The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting its operating expenses, operating income, net income and diluted earnings per share for the nine months ended April 28, 2012 and expected full year fiscal 2012 excluding these expenses facilitates making period-to-period comparisons and is a meaningful indication of its operating performance. The Company’s management utilizes this non-GAAP financial information to compare the Company’s operating performance during the 2012 fiscal year versus the comparable periods in the 2011 fiscal year and to internally prepared projections.

UNITED NATURAL FOODS, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In thousands, except per share data)

	Three months ended		Nine months ended
	April 28, 2012	April 30, 2011	April 28, 2012	April 30, 2011

Net sales	$1,388,023	$1,203,983	$3,892,361	$3,371,399
Cost of sales	1,143,492	985,439	3,207,570	2,761,891

Gross profit	244,531	218,544	684,791	609,508

Operating expenses	195,856	179,638	567,330	509,004
Restructuring and asset impairment expenses	37	—	5,255	200
Total operating expenses	195,893	179,638	572,585	509,204

Operating income	48,638	38,906	112,206	100,304

Other expense (income):
Interest expense	1,111	1,146	3,566	3,830
Interest income	(176)	(750)	(565)	(1,015)
Other, net	(205)	(427)	(37)	(682)
Total other expense (income)	730	(31)	2,964	2,133

Income before income taxes	47,908	38,937	109,242	98,171

Provision for income taxes	18,876	15,575	43,042	38,676

Net income	$29,032	$23,362	$66,200	$59,495

Basic per share data:
Net income	$0.59	$0.48	$1.36	$1.26

Weighted average basic shares of common stock	48,848	48,406	48,717	47,129

Diluted per share data:
Net income	$0.59	$0.48	$1.35	$1.25

Weighted average diluted shares of common stock	49,207	48,793	49,017	47,470

UNITED NATURAL FOODS, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except per share data)

	April 28, 2012	July 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$14,202	$16,867
Accounts receivable, net	336,132	257,116
Inventories	639,753	514,506
Assets held for sale	2,557	—
Deferred income taxes	21,642	22,023
Prepaid expenses and other current assets	23,793	33,980
Total current assets	1,038,079	844,492

Property and equipment, net	276,122	285,151

Other assets:
Goodwill	194,328	191,943
Intangible assets, net	53,817	58,336
Other	20,131	21,066
Total assets	$1,582,477	$1,400,988

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$253,499	$217,074
Notes payable	165,000	115,000
Accrued expenses and other current liabilities	103,581	83,900
Current portion of long-term debt	43,923	47,447
Total current liabilities	566,003	463,421

Deferred income taxes	38,542	38,551
Other long-term liabilities	29,526	28,363
Long-term debt, excluding current portion	725	986
Total liabilities	634,796	531,321

Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued and outstanding	—	—
Common stock, $0.01 par value, authorized 100,000 shares; 48,905 issued and 48,888 outstanding shares at April 28, 2012; 48,520 issued and 48,493 outstanding shares at July 30, 2011	489	485
Additional paid-in capital	357,683	345,036
Treasury stock	(451)	(708)
Unallocated shares of Employee Stock Ownership Plan	(382)	(542)
Accumulated other comprehensive income	3,608	4,862
Retained earnings	586,734	520,534
Total stockholders’ equity	947,681	869,667

Total liabilities and stockholders’ equity	$1,582,477	$1,400,988

UNITED NATURAL FOODS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Nine months ended
	April 28, 2012	April 30, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$66,200	$59,495
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	29,077	26,898
Share-based compensation	8,965	7,395
Excess tax benefits from share-based payment arrangements	(792)	(1,519)
Provision for doubtful accounts	3,490	849
Gain on disposals of property and equipment	(309)	(3)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(81,492)	(62,168)
Inventories	(123,288)	(101,778)
Prepaid expenses and other assets	9,935	(393)
Accounts payable	30,484	25,881
Accrued expenses and other current liabilities	22,796	12,511
Net cash used in operating activities	(34,934)	(32,832)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(19,994)	(24,456)
Purchases of acquired businesses, net of cash acquired	(3,329)	(21,984)
Proceeds from disposals of property and equipment	328	82
Net cash used in investing activities	(22,995)	(46,358)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock	—	138,301
Repayments of long-term debt	(3,784)	(3,774)
Net borrowings (repayments) under note payable	50,000	(65,570)
Increase in bank overdraft	5,421	12,224
Payment of employee restricted stock tax withholdings	(1,449)	(2,665)
Proceeds from exercise of stock options	4,601	9,761
Tax benefits from equity awards	792	1,519
Net cash provided by financing activities	55,581	89,796

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(317)	(90)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(2,665)	10,516
Cash and cash equivalents at beginning of period	16,867	13,802
Cash and cash equivalents at end of period	$14,202	$24,318

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$3,525	$3,545
Income taxes, net of refunds	$31,675	$27,674